UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

AIR METHODS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 792-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 4, 2015, Air Methods Corporation (the “Company”), Tri-State Care Flight, L.L.C. (“Tri-State”), Blake A. Stamper (“Dr. Stamper”) and the other owners of Tri-State (together with Dr. Stamper, the “Sellers”) entered into a Membership Interest Purchase Agreement (the “Agreement”).  The Agreement provides for the acquisition by the Company of all of the membership interests in Tri-State (the “Acquisition”).

Subject to the terms and conditions of the Agreement, upon the closing of the transactions contemplated by the Agreement (the “Closing”), the Company will pay an aggregate purchase price of $222.5 million in cash, on a cash-free, debt-free basis, subject to working capital and other adjustments as provided in the Agreement.  At the Closing, the Company will deposit at least $14.08 million of the purchase price into an escrow account to fund any purchase price adjustments and certain indemnification rights to which the Company may be entitled pursuant to the Agreement.

The Company and Tri-State currently expect the Closing to occur within 30-60 days. The consummation of the Acquisition is subject to the satisfaction or waiver of customary conditions, as set forth in the Agreement, including, among other things, clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and obtaining certain third party consents.  The Company and the Sellers have made customary representations and warranties to each other in the Agreement, including representations and warranties made by the Sellers related to Tri-State’s capitalization, the absence of undisclosed liabilities, environmental matters, real property, aircraft, assets, employee benefits, healthcare and certain regulatory compliance matters.

In connection with the Acquisition, the Sellers will indemnify the Company for damages resulting from, among other things, breaches of Tri-State’s and the Sellers’ representations and warranties set forth in the Agreement. Additionally, the Company will indemnify the Sellers for damages resulting from, among other things, breaches of the Company’s representations and warranties set forth in the Agreement.

The Agreement also contains termination rights of the Company and the Sellers, including in the event of certain breaches of representations, warranties and covenants by the other party.  The Agreement also contains customary covenants for transactions of this type, including without limitation, covenants regarding regulatory filings, the operation of Tri-State’s business before Closing and access to information of each of the parties.

A copy of the Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.  The Agreement has been included as an exhibit hereto solely to provide investors with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company, Tri-State or their respective subsidiaries or affiliates.  The representations, warranties and covenants contained in the Agreement (i) are made only for purposes of the Agreement and are made as of specific dates; are solely for the benefit of the parties; (ii) may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Agreement by the parties rather than establishing matters as facts; and (iii) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders.  The Company’s investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Tri-State or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Item 8.01	Other Events

On November 5, 2015, the Company issued a press release announcing the execution of the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Membership Interest Purchase Agreement dated as of November 4, 2015 by and among Air Methods Corporation, Tri-State Care Flight, L.L.C., Blake A. Stamper and the other sellers listed therein.

99.1	Air Methods Corporation Press Release, dated November 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR METHODS CORPORATION

Date: November 5, 2015	By:	/s/ Crystal L. Gordon
Crystal L. Gordon, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

2.1	Membership Interest Purchase Agreement dated as of November 4, 2015 by and among Air Methods Corporation, Tri-State Care Flight, L.L.C., Blake A. Stamper and the other sellers listed therein

99.1	Air Methods Corporation Press Release, dated November 5, 2015.